Avantax, Inc.SC-TO-I/A

Exhibit (a)(5)(ii)

Avantax, Inc. Announces Preliminary Results of Tender Offer

DALLAS, TEXAS (February 27, 2023) — Avantax, Inc. (NASDAQ: AVTA), a leading provider of technology-enabled, tax-focused financial solutions, announced today the preliminary results of its modified “Dutch auction” tender offer for up to $250 million of its common stock at a price per share not less than $27.00 and not more than $31.00, which expired at 12:00 midnight, New York City time, at the end of the day on February 24, 2023.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, the Company expects to repurchase a total of 8,333,333 shares of Company common stock through the tender offer at a price of $30.00 per share, for a total cost of $249,999,990, excluding fees and expenses. Based on the preliminary count by the depositary for the tender offer, a total of 8,876,199 shares of Company common stock were validly tendered and not validly withdrawn at or below the price of $30.00 per share, including 4,741,023 shares that were tendered through notice of guaranteed delivery. Because the tender offer was oversubscribed, the Company expects to purchase approximately 93.9% of the shares of stockholders who submitted auction tenders at a price of $30.00 or less per share and purchase price tenders (other than “odd lot” holders, whose shares will be purchased on a priority basis).

The total of 8,333,333 shares that the Company expects to accept for repurchase represents approximately 17.4% of the Company’s total outstanding shares of common stock as of February 24, 2023. The Company does not expect to purchase any shares from stockholders who submitted auction tenders at a price in excess of $30.00 per share.

As previously disclosed, the Company expects to fund the purchase of shares in the tender offer with cash on hand (using proceeds from the prior sale of its tax software business) and borrowings under its delayed draw term loan facility.

The number of shares expected to be purchased in the tender offer, the purchase price per share and the proration factor described above are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the required two business day period. The final number of shares to be purchased in the tender offer, the final purchase price per share and the final proration factor will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly following the completion of the confirmation process.

The dealer managers for the tender offer are PJT Partners, JMP Securities LLC and Texas Capital Securities. D.F. King & Co., Inc. is serving as information agent for the tender offer, and Computershare is serving as the depositary for the tender offer.

About Avantax®

Avantax, Inc. (NASDAQ: AVTA) delivers tax-focused wealth management solutions for Financial Professionals, tax professionals and CPA firms, supporting our goal of minimizing clients’ tax burdens through comprehensive tax-focused financial planning. We have two distinct, but related, models within our business: the independent Financial Professional model and the employee-based model. We refer to our independent Financial Professional model as Avantax Wealth Management®. Avantax Wealth Management offers services through its registered broker-dealer, registered investment advisor (“RIA”) and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer that works with a nationwide network of Financial Professionals operating as independent contractors. We refer to our employee-based model as Avantax Planning Partners℠. Avantax Planning Partners offers services through its RIA and insurance agency by partnering with CPA firms to provide their consumer and small-business clients with holistic financial planning and advisory services. Collectively, we had $77 billion in total client assets as of December 31, 2022.

For additional information, please visit us at www.avantax.com or https://investors.avantax.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements with respect to expectations regarding our proposed purchase of shares of common stock in the tender offer, the source of financing for those purchases, the number of shares of common stock to be purchased (including the number of shares tendered through notice of guaranteed delivery in the tender offer), the proration factor and the purchase price per share. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions, but the absence of these words does not mean that the statement is not forward-looking. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, those factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Source: Avantax, Inc.

Investor Relations Contact:

Dee Littrell
(972) 870-6463
IR@Avantax.com

Media Contacts:
Gagnier Communications
Dan Gagnier
(646) 569-5897
avantax@gagnierfc.com